Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Alps Group Inc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Share, par value $0.0001 per share	457	(c)	5,725,546	(2)	0.95	(3)	$5,439,268.70	0.00013810	$751.17
Fees to Be Paid	Equity	Ordinary Share issuable upon exercise of the Warrants	457	(g)	6,035,000	(4)	11.5	(5)	$69,402,500.00	0.00013810	$9,584.49
		Total Offering Amounts							$74,841,768.70	0.00013810	$10,335.66

		Net Fee Due									$10,335.66

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the registrant is also registering an indeterminate number of additional shares of common stock that may become issuable to prevent dilution from any stock splits, stock dividends or similar transactions that could affect the securities to be offered by the Selling Securityholders named in this Registration Statement, and the shares set forth in this table shall be adjusted to include such shares, as applicable.

(2)	Represents (a) 1,002,854 Ordinary Shares issued to certain affiliates of Alps Global Holding Pubco who were former shareholders of Alps Holdco in connection with the Business Combination as Merger Consideration Shares; (b) 2,875,000 Ordinary Shares issued to the Initial Stockholders upon conversion of the Founder Shares issued to the Initial Stockholders prior to the IPO;(c) 310,788 Ordinary Shares issued to PIPE Investors pursuant to certain PIPE Subscription Agreements; (d) 305,509 Ordinary Shares issued to Alps directors to settle certain payable owed to such directors; (e) 946,395 Ordinary Shares consists of (i) 627,000 Ordinary Shares issued to PGM at Closing of the Business Combination converted from Private Shares and Private Rights; (ii) 280,395 Ordinary Shares issued to PGM as partial conversion of amounts due at Closing of the Business Combination and (iii) 39,000 Ordinary Shares issued to Ng Yan Xun as partial conversion of amounts due at Closing of the Business Combination; and (f) 285,000 Ordinary Shares issuable upon the exercise of 570,000 Warrants, which were issued at Closing of the Business Combination in connection with the conversion of Globalink warrants included in the Private Units sold to PGM in a private placement concurrently with the IPO.

(3)	Based on the average of the high ($1.0) and low ($0.9) prices of the registrant’s common stock on Nasdaq on December 29, 2025.

(4)

Represents (i) up to 5,750,000 Ordinary Shares issuable upon the exercise of 11,500,000 Warrants, which were originally included in the units sold at a price of $10.00 per unit in the initial public offering of Globalink, at $11.50 per whole share, and (ii) up to 285,000 Ordinary Shares issuable upon the exercise of 570,000 Warrants, which were issued at Closing of the Business Combination in connection with the conversion of Globalink warrants included in the Private Units sold to PGM in a private placement concurrently with the IPO at a price of $10.00 per unit, with each Warrant exercisable for one-half of one Ordinary Share at $11.50 per whole share.

(5)	Based on the exercise price of Warrants which is $11.50.